Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of TCV Acquisition Corp. (the “Company”) on Form S-1 of our report dated February 17, 2021, except for Note 4 and the second paragraph of Note 8, which are dated March 19, 2021, which include an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of TCV Acquisition Corp. as of January 29, 2021 and for the period from January 27, 2021 (inception) through January 29, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp
New York, NY
March 19, 2021